    Execution Version

Exhibit 10.9
WAIVER AND AMENDING AGREEMENT
THIS AGREEMENT dated as of the 31st day of December, 2024.
BETWEEN:
i-80 GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia
(herein called the “Seller”)
- and -
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Administrative Agent
(herein called the “Administrative Agent”)
WHEREAS the Seller, the Administrative Agent, the Guarantors and the Buyers entered into an amended and restated gold prepay purchase and sale agreement dated as of September 20, 2023, as amended by an amending agreement dated as of April 25, 2024 (the “April Amendment”) and as supplemented by a side letter agreement dated as of June 28, 2024 (collectively, the “Prepay Agreement”);
AND WHEREAS Section 6.2.6 of the Prepay Agreement requires that the Seller at all times maintain in a Proceeds Account or another deposit account over which the Administrative Agent has an account control agreement a minimum cash balance in the aggregate of, until June 30, 2025, the greater of (i) $[Redacted – commercially sensitive information] and (ii) total costs and expenses projected to be incurred over the upcoming three month rolling period through the term of the Budget (as defined in the Prepay Agreement) (the “June Minimum Cash Requirement”);
AND WHEREAS the Seller has requested that the Majority Buyers waive the June Minimum Cash Requirement and the Majority Buyers are agreeable to waiving the June Minimum Cash Requirement, subject to the terms and conditions hereof;
AND WHEREAS the parties hereto wish to amend Section 9.2.1(b) of the Prepay Agreement in order to correct an error in the use of a defined term therein;
AND WHEREAS as a condition of the deferrals provided under the Prepay Agreement and the Stream Agreement by the Majority Buyers and Majority Purchasers (as defined in the Stream Agreement), as applicable, and the extension to the Maturity Date (as defined in the Orion Convertible Credit Agreement), the related issuance of common share purchase warrants of the Seller to the Lender (or an Affiliate thereof) under the Orion Convertible Credit Agreement and the waiver being provided in connection with the Orion Convertible Credit Agreement, the Seller has agreed to provide certain security in favour of OMF Fund III (F) Ltd., as administrative agent under the Orion Convertible Credit Agreement (or an Affiliate thereof or a professional third party collateral agent acting as collateral agent for the lenders under the Orion Convertible Credit Agreement) to secure the obligations under the Orion

Convertible Credit Agreement on a pari passu basis with Stream Collateral Agent under the Stream Agreement subject to the terms hereof;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:
Article 1
DEFINED TERMS
1.Capitalized Terms.
“Convertible Administrative Agent” means OMF Fund III (F) Ltd. and its successors and permitted assigns.
“Convertible Personal Property Security” means the personal property security to be delivered by the Credit Parties in favour of the Convertible Administrative Agent or its Affiliate or third party collateral agent including, without limitation, (a) a security agreement from each Credit Party, (b) a pledge agreement from each Credit Party, (c) an assignment of proceeds of any property insurance policy from each Credit Party, and (d) a specific assignment of Material Contracts that any Credit Party is party to or bound by, together with applicable acknowledgements from the counterparties thereto, in each case form and substance satisfactory to the Convertible Administrative Agent.
“Convertible Real Property Security” means (a) a deed of trust and UCC financing statement governed by Nevada law by the Ruby Hill Owner to the Convertible Administrative Agent or its Affiliate or third party collateral agent; (b) a deed of trust and UCC financing statement governed by Nevada law by the Granite Creek Owner to the Convertible Administrative Agent or its Affiliate or third party collateral agent; and (c) any subordination or other instruments prepared and held from time to time by the Convertible Administrative Agent or its Affiliate or third party collateral agent, in each case form and substance satisfactory to the Convertible Administrative Agent.
“Credit Parties” has the meaning ascribed to such term in the Orion Convertible Credit Agreement.
“New Offtake Agreement” means a fixed six year term precious metals offtake agreement to be entered into between the Seller and its applicable Affiliates and the Administrative Agent (or its designated Affiliates) that will apply upon expiration of the current Offtake Agreement on December 31, 2028 in respect of [Redacted – commercially sensitive information]% of the precious metals production from the Granite Creek Project and the Ruby Hill Project, with the quotational period being substantially similar to that in the Offtake Agreement and metals delivery being completed via metal credits, or to be cash settled in the event that the delivery of metal credits is not reasonably practicable, in form similar to the existing Offtake Agreement and satisfactory to the Administrative Agent, acting reasonably.
All other capitalized terms which are used herein without being specifically defined herein shall have the meanings ascribed thereto in the Prepay Agreement.

Article 2
WAIVER
1.Waiver.
1.Subject to the terms and conditions herein contained, the Administrative Agent, acting upon the instruction of and on behalf of the Majority Buyers, hereby waives:
(a)the June Minimum Cash Requirement until March 31, 2025, subject to extension by the Majority Buyers in their sole and absolute discretion; provided that any financing to be obtained by the Seller (other than via the Seller’s at-the-market equity program) on or prior to March 31, 2025 shall be subject to the prior written consent of the Administrative Agent, acting reasonably; and
(b)any Default or Event of Default under the Gold Prepay Agreement that would result from a default or event of default under (i) the Silver Stream Agreement and (ii) the Orion Convertible Credit Agreement as a result of a failure to comply with the June Minimum Cash Requirement on or prior to the date hereof.
2.The foregoing waiver shall not constitute a waiver of any defaults, covenants or other terms of conditions of the Prepay Agreement or the rights and remedies of the Administrative Agent or the Buyers or with respect to any (including any future) non-compliance with any such covenants or other terms or conditions of the Prepay Agreement.
Article 3
AMENDMENTS TO PREPAY AGREEMENT
1.General Rule.
Subject to the terms and conditions herein contained, the Prepay Agreement is hereby amended to the extent necessary to give effect to the provisions of this Agreement and to incorporate the provisions of this Agreement into the Prepay Agreement.
2.Amendments.
1.Section 1.1.157(i) is hereby deleted in its entirety and replaced with the following:
“(i)    the Encumbrances securing the obligations under the Stream Agreement and the Orion Convertible Credit Agreement, provided that such Encumbrances are subject to the Intercreditor Agreement;”
2.Section 2.4.11 is hereby deleted in its entirety and replaced with the following:
“2.4.11     Notwithstanding Section 2.4.2, and subject to Section 6.2.7, the Quarterly Gold Quantity that otherwise would have originally been payable to the Buyers on December 31, 2024 (the “December Delivery”) may be delivered without penalty on or before March 31, 2025 (the “Deferred Delivery”). This Deferred Delivery would be made in addition to the Quarterly Gold Quantity amount already owing on the March 31st, 2025 Quarterly Date (such total aggregate amount in respect of the Deferred Delivery and the March 31, 2025 Quarterly Date delivery being [Redacted – commercially sensitive information] to be delivered on March 31, 2025) and in order for the Seller to implement the Deferred Delivery, the Seller must: (i) be in compliance with the Budget delivered pursuant to Section 6.2.7, as confirmed by the Administrative Agent, (ii) raise sufficient equity funding pursuant to a financing (the “Deferred Delivery Budget Financing”) to satisfy the Budget requirements from January 31, 2025 through to March 31,

2025 by no later than January 31, 2025, provided that binding terms of such Deferred Delivery Budget Financing are publicly announced by the Seller on or prior to January 15, 2025, with the foregoing being on terms satisfactory to the Administrative Agent, and (iii) maintain compliance with Section 6.2.6 from the date on which the Seller receives proceeds of the Deferred Delivery Budget Financing until March 31, 2025.”
3.Section 2.4.10 is hereby deleted in its entirety from the Prepay Agreement and replaced with “Reserved”.
4.Section 6.2.6 is hereby deleted in its entirety and replaced with:
“6.2.6 The Seller agrees that it shall hold all cash of it and its Subsidiaries on hand in a Proceeds Account or another deposit account over which the Administrative Agent has an account control agreement and in no other account except to the extent it may be required to transfer cash through other accounts on a temporary basis in order to facilitate payroll and other payments in the ordinary course of business in accordance with the Budget. In addition, the Seller shall at all times maintain in such accounts a minimum cash balance of $[Redacted – commercially sensitive information]. The Seller agrees that cash will only be withdrawn from the Proceeds Account if it is necessary to fund expenses outlined in the Budget or to satisfy obligations to the Buyers under this Agreement. Once withdrawn, such cash will be incurred for the foregoing expenses within seven Business Days of withdrawal and will only be withdrawn if the foregoing minimum cash balance continues to remain satisfied after the withdrawal.”
5.A new section 6.2.7 is hereby added as follows:
“6.2.7     The Seller shall, and shall cause each of the other Seller Parties to, satisfy each of the following as a condition to the Deferred Delivery:
(i) on or prior to December 31, 2024, deliver a detailed budget for the 2025 Fiscal Year (the "Budget") to the Administrative Agent, in form and substance satisfactory to the Administrative Agent;
(ii) from the date hereof until March 31, 2025, provide weekly updates to the Budget to the Administrative Agent on the Friday of every week, in form and substance satisfactory to the Administrative Agent acting reasonably, that includes (A) details on the cash balances in each bank account of the Seller and its Subsidiaries, (B) a schedule of funds raised under the Seller’s at-the-market equity program and the remaining amount of funds available to be raised under such program, (C) a cash flow forecast, and (D) a monthly reconciliation analysis of actual vs. budgeted expenses per the Budget;
(iii) on or before March 31, 2025, provide a detailed report to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, which summarizes strategic initiatives, plans and solutions being taken by the Seller to raise capital in the 2025 Fiscal Year;
(iv) on or before January 15, 2025, amend and restate the Orion Convertible Credit Agreement to, inter alia, add any representations and warranties, covenants, events of default or other provisions necessary for the security to be granted in connection with the Orion Convertible Credit Agreement, in form and substance satisfactory to the Administrative Agent; provided that such terms and provisions shall be consistent with those included in this Agreement;

(v) on or before January 15, 2025, enter into the Convertible Personal Property Security, in similar form and substance to the existing security granted to the Majority Buyers under this Agreement and the Majority Purchasers under the Stream Agreement and satisfactory to the Administrative Agent;
(vi) on or before March 31, 2025, enter into the Convertible Real Property Security, in similar form and substance to the existing security granted to the Majority Buyers under this Agreement and the Majority Purchasers under the Stream Agreement and satisfactory to the Administrative Agent;
(vii) on or before March 31, 2025, amend and restate the Intercreditor Agreement in connection with the Convertible Personal Property Security and the Convertible Real Property Security, in form and substance similar to existing security granted to Majority Buyers under this Agreement and the Majority Purchasers under the Stream Agreement and satisfactory to the Administrative Agent; and
(viii) on or before January 31, 2025, enter into the New Offtake Agreement.
It is acknowledged that item (i) has been satisfied as of December 11, 2024. In the event that any of the foregoing (ii) through (viii) are not completed in accordance with the foregoing section on terms satisfactory to the Administrative Agent, the Deferred Delivery will be automatically terminated and the December Delivery will become immediately due and payable.”
6.Section 9.2.1(b) is hereby amended nunc pro tunc by deleting the words “Voluntary Repayment Quantity” and replacing those words with “Mandatory Repayment Quantity”.
Article 4
CONDITION PRECEDENT
1.Conditions Precedent.
This Agreement shall not become effective until:
(a)the Purchasers’ Agent (as defined in the Stream Agreement) and the Majority Purchasers under the Stream Agreement shall have consented to this Agreement pursuant to the terms of the Stream Agreement and the Intercreditor Agreement;
(b)the Seller, the Buyers and the Administrative Agent have executed and delivered this Agreement; and
(c)the Seller has paid all costs and expenses due pursuant to Section 5.7 hereof.
Article 5
MISCELLANEOUS
1.Future References to the Prepay Agreement.
On and after the date of this Agreement, each reference in the Prepay Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Prepay Agreement, and each reference in any related document to the "Prepay Agreement", "thereunder", "thereof", or words of like import referring to the Prepay Agreement, shall mean and be a reference to the Prepay Agreement as amended hereby. The Prepay Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

2.Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
3.Events of Default.
Notwithstanding any provision of the Prepay Agreement, there shall be no cure period for breach of any covenants contained in this Agreement (which includes, for greater certainty, those provisions amended in the Prepay Agreement pursuant to this Agreement) and any breach of such covenants will constitute an immediate Event of Default.
4.Inurement.
This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
5.Conflict.
If any provision of this Agreement is inconsistent or conflicts with any provision of the Prepay Agreement, the relevant provision of this Agreement shall prevail and be paramount.
6.Further Assurances.
The Seller shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Administrative Agent may reasonably request for the purpose of giving effect to this Agreement and to each and every provision hereof.
7.Costs and Expenses.
The Seller shall pay to the Administrative Agent and the Buyers on demand all reasonable and documented costs and expenses (including, without limitation, all reasonable fees, expenses and disbursements of legal counsel) incurred by the Administrative Agent and the Buyers in connection with the review, negotiation and delivery of this Agreement and any ancillary documents related hereto or contemplated within. For greater certainty, Section 3.1 of the April Amendment shall continue to apply in respect of the Deferred Delivery and the applicable Hedge Amount (as defined in the April Amendment) will be paid to the Administrative Agent in accordance with Section 3.1 of the April Amendment, provided, however, that the Hedge Amount in respect of the Deferred Delivery will be paid to the Administrative Agent on or prior to January 2, 2025. The Seller and the Administrative Agent will confirm this Hedge Amount on or prior to December 31, 2024.
8.Counterparts.
This Agreement may be executed in one or more counterparts and in electronic format, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

i-80 GOLD CORP.
By:	(signed) “David Savarie”
Name: Davie Savarie
Title: SVP, General Counsel

OMF FUND III (HG) LTD., as Administrative Agent and Buyer
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks
Title: Director

By:
Name:
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